Exhibit 99.1
[LOGO]     Constellation

NEWS RELEASE

CONTACTS
Media	Investor Relations
Mike Martin - 585-218-3669	Patty Yahn-Urlaub - 585-218-3838 Bob Czudak - 585-218-3668

Robert P. Ryder Named Constellation Brands CFO

FAIRPORT, N.Y., May 10, 2007 -- Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced it has named Robert P. Ryder executive vice president and chief financial officer, replacing Tom Summer, who has held that position for 10 years. In October 2006 Summer announced he would be retiring from the company. Ryder’s appointment, and Summer’s retirement, will be effective May 15, 2007.

“Bob has an excellent track record of creating shareholder value throughout his career. His demonstrated leadership abilities, his broad financial background and his history of operating in the global consumer products industry make him a terrific addition as a key member of our executive management team,” stated Richard Sands, Constellation Brands chairman and chief executive officer. “Tom has been a valued member of the Constellation Brands management team and corporate family over the past decade, whose contributions during this rapid growth period of the company’s history cannot be measured. He will be missed, and we wish him well in all of his future endeavors.”

Ryder was most recently the chief administrative officer at IMG, a major sports marketing and media company in Cleveland, Ohio. Prior to IMG, he was senior vice president and chief financial officer at American Greetings, also in

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Cleveland. He previously spent 13 years in positions of increasing responsibility with PepsiCo, Inc. His most recent positions with PepsiCo were at its Frito-Lay division as vice president of finance and controller at its Plano, Texas headquarters and, preceding that, as vice president and chief financial officer for Frito-Lay International’s European developing markets group headquartered in London.

A native of Scranton, Pa., in 1982 Ryder graduated from the University of Scranton with a Bachelor of Science degree in accounting. He began his career with seven years at Price Waterhouse in New York City, and he is a certified public accountant.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include:  Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792 and the Effen and SVEDKA vodka lines. Constellation Brands, through Crown Imports LLC, imports and markets Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

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